                                     FORM OF

                 AMENDMENT TO TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT, dated as of July 24, 2002, amends the Transfer Agent Servicing Agreement dated ________, 1998, as amended June 23, 2003 by and between U.S. Bancorp Fund Services, LLC (the "Transfer Agent") and Badgley Funds, Inc. (the "Fund") (the "Agreement").

WHEREAS, Section 352 of the USA Patriot Act (the "Act") and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury's Financial Crimes Enforcement Network (the "Rule") require the Fund to develop and implement an anti-money laundering program and monitor the operation of the program and assess its effectiveness;

WHEREAS, Section 326 of the Act, as proposed, requires the Fund to develop and implement a Customer Identification Program ("CIP") as part of the Fund's overall anti-money laundering program to ensure, among other things, that the Fund obtains certain information from each of its customers and to be reasonably sure it knows each of its customers;

WHEREAS, the Transfer Agent provides transfer agency and related services to the Fund and has developed a CIP that is in compliance with the Act, the Rules and all applicable regulations, and is designed together with the Transfer Agent's Anti-Money Laundering Program incorporated into the Fund's Anti-Money Laundering Program, to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer's identity (the "Customer Identification Procedures"), collectively referred to as the "Procedures";

WHEREAS, the Fund acknowledges that it has had an opportunity to review, and believes, based on such review and the representations made herein by the Transfer Agent, that the Procedures provided by the Transfer Agent as part of the Fund's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder; and

WHEREAS, the Fund desires to implement the Procedures as part of their overall anti-money laundering program and, subject to the terms of the Act and the Rule, delegate to the Transfer Agent the day-to-day operation of the Procedures on behalf of the Fund.

NOW THEREFORE, the parties agree, and the Agreement is hereby amended, as follows:

1. Transfer Agent agrees that it shall implement the Procedures on the Fund's behalf, as such may be amended or revised from time to time upon written agreement of the Fund and the Transfer Agent.

2. The Transfer Agent, in addition to its representations and warranties in the Agreement, hereby represents and warrants to the Fund that (i) the Procedures comply in all material respects with the all applicable laws and regulations including, but not limited to, the Act (ii) that the Transfer Agent's anti-money laundering program is reasonably designed to prevent money laundering and the Procedures, as adopted into the Fund's anti-money laundering program, will meet the obligations of the Fund in all material respects under the rules and regulations promulgated under the Act.

3. The Transfer Agent agrees to provide to the Fund (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with the Fund or any shareholder of the Fund, (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes or has reason to believe, based upon the Procedures, to be engaged in money laundering activity, provided that the Fund agrees not to communicate this information to the customer to the extent prohibited by law, (c) any reports received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the Transfer Agent's anti-money laundering monitoring on behalf of the Fund as provided in this Amendment, (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c), (e) an annual report of its monitoring and customer identification activities on behalf of the Fund. The Transfer Agent shall provide such other reports, including on the monitoring and customer identification activities conducted at the direction of the Fund, as may be reasonably requested from time to time by the Fund in connection with the Fund's obligation under the Act and regulations adopted thereunder.

4. The Fund hereby directs, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent's implementation of the Procedures on behalf of the Fund, as they may lawfully request, and (b) permit such federal regulators to inspect the Transfer Agent's implementation of the Procedures on behalf of the Fund as required under applicable law; provided however that the Transfer Agent shall provide prompt notice thereof in the manner specified in the Agreement.

5. Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in the fee schedule which is attached hereto.

6. This Amendment including the As Of Processing Policy attached hereto as Exhibit B, hereby becomes a part of the Agreement but shall not effect any other provision of the Agreement which shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.


----------------------------------          ------------------------------------
Badgley Funds, Inc.                         U.S. Bancorp Fund Services, LLC

By:                                         By:
    ------------------------------              --------------------------------
    Authorized Officer                          Authorized Officer

                                    EXHIBIT B

             U.S. BANCORP FUND SERVICES, LLC AS OF PROCESSING POLICY

         U.S. Bancorp Fund Services, LLC (USBFS) will reimburse the Fund(s) for any net material loss that may exist on the Fund(s) books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund(s) on the daily share sheet of any losses for which the advisor may be held accountable.